701 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries Announces Signed Contract to Buy the
Industrial Glove Assets of RFB Latex, Ltd. of New Delhi, India.

RONKONKOMA, NY - November 22, 2006 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it is closing on its contract to buy the Industrial Glove assets of RFB Latex, Ltd. (RFB) of New Delhi, India for a purchase price of approximately $3.4 million, subject to reconciliation of operations over the prior year and an audit.  Such assets consist of long term land leases, buildings and equipment. This purchase price is in addition to the cumulative outlay of approximately $1.5 million through November 15, 2006 which consists of the cost of the purchase option, inventory, receivables, operating losses to date and working capital. The company may, subject to Indian law, liquidate its existing subsidiary and set up a new subsidiary which will consummate the purchase transaction. The Company anticipates including an after-tax operating loss of approximately $260,000 in its quarter ended October 31, 2006 relating to its Indian operation. Such amount includes a $200,000 write-off of a cost associated with its Option Agreement, which has lapsed. Management intentionally let such option lapse after determining it was not advisable to work with RFB Latex and its principals. It has purchased the assets in question directly and has hired a new COO to manage and control the Indian operations. Management expects to begin shipping gloves to the USA in early calendar 2007.

RFB is a manufacturer , supported (gloves with a cotton or other fabric liner), unsupported (gloves with no liner), and Flock Lined Gloves using Latex, Nitrile, Rubber, Neoprene or combinations thereof and other compounds for the worldwide industrial hand safety markets. RFB specializes in technologically advanced gloves usually used to protect against hazardous chemicals to suit end user safety needs, coupled with quality, service, price and delivery. The market for these types of gloves worldwide is approximately 1 billion dollars. The addition of this Line of Gloves to our Kevlar and Spectra String Knit Lines will complete Lakeland’s Glove line in higher technology/higher margin gloves used for protection from cuts, heat and chemicals in the industrial work place. This additional glove line should broaden our offerings and make our line much more attractive to our current customer base and complements our diversification efforts and our expansion of international sales. These facilities have the production capacity to fulfill our sales of these products for the next four to five years.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, and the Centers for Disease Control.

For more information concerning Lakeland, please visit us at: www.lakeland.com

Contact:
Lakeland Industries	Gary Pokrassa, (631) 981-9700, GAPokrassa@lakeland.com
Christopher J. Ryan (631) 981-9700, CJRyan@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.